 Exhibit 99.2 --Conformed Copy

AGREEMENT AND PLAN OF SHARE EXCHANGE

June 8, 2010

TABLE OF CONTENTS

1.	The Share Exchange

1.1	The Share Exchange

1.2	Closing

1.3	Effective Time

1.4	Reservation of Right to Revise Structure

2.	Manner and Basis of Exchange of Stock

2.1	Conversion of Shares

2.2	Exchange Procedures

2.3	Rights of Former LaFollette Corporation Shareholders

2.4	Dissenting Shares

3.	Representation and Warranties of LaFollette Corporation and LaFollette Bank

3.1	Organization and Authority

3.2	Authorization

3.3	Capitalization

3.4	Organizational Documents

3.5	Compliance with Law

3.6	Accuracy of Statements Made and Materials Provided to CTBI

3.7	Litigation and Pending Proceedings

3.8	Regulatory Filings

3.9	Financial Statements and Reports

3.10	Absence of Certain Changes or Events

3.11	Properties, Contracts, Employees and Other Agreements

3.12	Absence of Undisclosed Liabilities

3.13	Title to Assets

3.14	Environmental Matters

3.15	Loans and Investments

3.16	Shareholder Rights Plan and Anti-takeover Mechanisms

3.17	Employee Benefit Plans

3.18	Obligations to Employees

3.19	Taxes, Returns and Reports

3.20	Deposit Insurance

3.21	Insurance

3.22	Books and Records

3.23	Broker’s, Finder’s or Other Fees

3.24	Disclosure Schedule and Documents

3.25	Interim Events

3.26	Insider Transactions

3.27	Indemnification Agreements

3.28	Shareholder Approval

3.29	Investment Securities

4.	Representations and Warranties of CTBI

4.1	Organization and Authority

4.2	Authorization

4.3	Accuracy of Statements Made and Materials Provided to LaFollette Corporation

4.4	Shareholder Approval

4.5	Available Funds

5.	Covenants of LaFollette Corporation and LaFollette Bank

5.1	Shareholder Approval

5.2	Proxy Statement

5.3	Other Approvals

5.4	Conduct of Business

5.5	Insurance

5.6	Anti-takeover Provisions

5.7	Accruals for Loan Loss Reserve and Expenses

5.8	Acquisition Proposals

5.9	Press Releases

5.10	Material Changes to Disclosure Schedules

5.11	Access to LaFollette Corporation and LaFollette Bank

5.12	Confidential Information

5.13	Financial Statements

5.14	Environmental

5.15	Governmental Reports

5.16	Adverse Actions

5.17	Indemnification

5.18	Further Assurances

5.19	Repayment of Certain Indebtedness

5.20	Non-Compete Agreements

5.21	Shareholder Voting Agreement

6.	Covenants of CTBI

6.1	Approvals

6.2	Employee Matters

6.3	Adverse Actions

6.4	Severance Payments

6.5	Advisory Board

7.	Conditions Precedent to The Share Exchange

7.1	CTBI

7.2	LaFollette Corporation

8.	Termination of Share Exchange

8.1	Manner of Termination

8.2	Effect of Termination

8.3	Termination Fee

9.	Closing Deliveries

9.1	CTBI Deliveries

9.2	LaFollette Corporation Deliveries

10.	Miscellaneous

10.1	Effective Agreement

10.2	Waiver; Amendment

10.3	Notices

10.4	Headings

10.5	Severability

10.6	Counterparts; Facsimile

10.7	Governing Law; Enforcement; Specific Performance

10.8	Waiver Of Jury Trial

10.9	Entire Agreement

10.10	Survival of Representations, Warranties or Covenants

10.11	Expenses

10.12	Certain References

10.13	Disclosure Schedules

10.14	No Presumption Against Drafting Party

EXHIBITS
Description Exhibit

Form of Voting Agreement Exhibit A
Form of Articles of Share Exchange Exhibit B
Form of Plan of Share Exchange Exhibit C
Forms of Noncompetition Agreement Exhibit D-1 & D-2
Form of Shareholder Voting Agreement Exhibit E
Officers to Execute Releases Exhibit F

TABLE OF DEFINED TERMS
Defined Term Section

Acquisition Transactions 5.8(a)
Advisory Board 6.5
Agreement Recitals
BHC Act Recitals
Business Day 10.12
Closing 1.2
Closing Date 1.2
Code 3.17(a)(1)
Community Trust Bank Recitals
Confidentiality Agreement 10.9
Continuing Employee 6.2(a)
Core Deposits 7.1(h)
CTBI Preamble
Department 3.17(a)(1)
Disclosure Schedule 5.8(a)
Dissenting Shares 2.4
Effective Time 1.3
Environmental Laws 3.14(a)
ERISA 3.17(a)
FDIC 3
Exchange Agent 2.2
GAAP 3
Governmental Authority 5.15
Hazardous Substance 3.14(a)
Indemnified Parties 5.17(b)
Knowledge 3
LaFollette Bank Preamble
LaFollette Corporation Preamble
LaFollette Corporation Common Stock 1.4
LaFollette Corporation Financial Statements 3.9(a)
LaFollette Corporation Insiders 3.26
LaFollette Corporation Plans 3.17(a)
LaFollette Regulatory Filings 3.8
Material Adverse Effect 3
Non-Compete Agreements 5.20
Offer Notification 5.8(b)
OREO 3.11(a)(1)
Parties Preamble
Party Preamble
Purchase Price 2.1(a)
SEC 3.26
Share Exchange 1.1
Service 3.17(a)(2)
Subsequent LaFollette Corporation Financial Statements 5.13
TBCA 2.4
Termination Fee 8.3(a)
VEBA 3.17(g)

AGREEMENT AND PLAN OF SHARE EXCHANGE

This Agreement and Plan of Share Exchange (“Agreement”) is entered into and effective as of the 8th day of June, 2010, by and among (i) Community Trust Bancorp, Inc. (“CTBI”); (ii) LaFollette First National Corporation, (“LaFollette Corporation”); and (iii) First National Bank of LaFollette (“LaFollette Bank”), which is a wholly-owned subsidiary of LaFollette Corporation.  CTBI, LaFollette Corporation and LaFollette Bank are sometimes referred to herein individually as a “Party” or collectively as “Parties.”

Recitals:

A. CTBI is a Kentucky corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Pikeville, Kentucky;

B. LaFollette Corporation is a Tennessee corporation registered as a bank holding company under the BHC Act, with its principal office located in LaFollette, Tennessee;

C. LaFollette Bank is a national banking association with its principal office located in LaFollette, Tennessee, and is a wholly-owned subsidiary of LaFollette Corporation;

D. CTBI and LaFollette Corporation desire that CTBI acquire all of the outstanding shares of LaFollette Corporation’s Common Stock for cash by means of a Share Exchange (defined below), upon the terms and conditions set forth in this Agreement;

E. Immediately following the Share Exchange, CTBI will merge LaFollette Corporation with and into CTBI, whereby LaFollette Bank will become a direct wholly-owned subsidiary of CTBI;

F. Immediately after the merger of LaFollette Corporation with and into CTBI, CTBI will cause LaFollette Bank to be merged with and into Community Trust Bank, Inc., a Kentucky state bank and a wholly-owned subsidiary of CTBI (“Community Trust Bank”) and will operate LaFollette Bank’s offices as branch offices of Community Trust Bank;

G. The Boards of Directors of each of the Parties hereto have determined that it is in the best interests of their respective corporations and respective shareholders to enter into this Agreement and for CTBI and LaFollette Corporation to consummate the Share Exchange provided for herein and for the Parties to consummate the other transactions contemplated hereby and have approved this Agreement and authorized its execution; and

H. The members of the Board of Directors of LaFollette Corporation have each agreed to execute and deliver to CTBI a voting agreement substantially in the form attached hereto as Exhibit A.

Now, Therefore, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Agreement:

1.   The Share Exchange.

1.1   The Share Exchange.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), a statutory share exchange pursuant to Section 271B.11.020 of the Kentucky Revised Statutes and Section 48-21-109 of the Tennessee Code (“Share Exchange”) shall occur in the manner set forth in Section 2.

1.2   Closing.  The closing (“Closing”) of the Share Exchange shall take place at the offices of CTBI’s counsel, Greenebaum Doll & McDonald pllc, 3500 National City Tower, 101 South Fifth Street, Louisville, Kentucky 40202 at 10:00 a.m. (local time) on the date (“Closing Date”) that the Effective Time occurs, or at such other place, time or date as the Parties may agree.

1.3   Effective Time.  The transactions contemplated by this Agreement shall become effective on the date and at the time specified in the Articles of Share Exchange, a copy of which is attached hereto as Exhibit B and the related Plan of Share Exchange, a copy of which is attached hereto as Exhibit C, as filed with the Secretaries of State of the Commonwealth of Kentucky and the State of Tennessee (the “Effective Time”).  Subject to the terms and conditions hereof, the Effective Time shall occur on the Business Day (defined below) and at the time specified by CTBI, provided that the Effective Time shall not occur before the last to occur of the following:  (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any Governmental Authority (defined herein) having authority over and approving or exempting the transactions contemplated by this Agreement; (ii) the date on which the shareholders of LaFollette Corporation approve this Agreement and the transactions contemplated hereby; and (iii) the fulfillment of all conditions precedent to the Share Exchange set forth in Section 7 of this Agreement.

1.4   Reservation of Right to Revise Structure.  At CTBI’s election, the Share Exchange may alternatively be structured so that:  (i) LaFollette Corporation is merged with and into any direct or indirect wholly-owned subsidiary of CTBI; or (ii) any direct or indirect wholly-owned subsidiary of CTBI is merged with and into LaFollette Corporation; provided, however, that no such change shall:  (x) alter or change the amount or kind of the Purchase Price (as defined below) or the treatment of the holders of common stock, $50 par value per share, of LaFollette Corporation (“LaFollette Corporation Common Stock”); or (y) materially impede or delay consummation of the transactions contemplated by this Agreement.  In the event of such an election, the Parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

2.   Manner and Basis of Exchange of Stock.

2.1   Conversion of Shares.

(a)   Subject to the terms and conditions of this Section 2, at the Effective Time, by virtue of the Share Exchange and without any act on the part of the holders thereof, each share of LaFollette Corporation Common Stock issued and outstanding immediately prior to the Effective Time (other than:  (i) shares held as treasury stock of LaFollette Corporation; (ii) any shares held directly or indirectly by CTBI, except any shares held in a fiduciary capacity; and (iii) Dissenting Shares (as defined below), if any) shall become and be converted into the right to receive Six Hundred Fifty U.S. Dollars ($650.00) (the “Purchase Price”).  For avoidance of doubt, the total Purchase Price to be paid in the Share Exchange for one hundred percent (100%) of the issued and outstanding shares of LaFollette Corporation Common Stock, assuming no dissenting shares, shall be Sixteen Million Ninety-Three Thousand Three Hundred Fifty U.S. Dollars ($16,093,350).

(b)   Each share of LaFollette Corporation Common Stock that, immediately prior to the Effective Time, is held as treasury stock of LaFollette Corporation or held directly or indirectly by CTBI, except any shares held in a fiduciary capacity, shall by virtue of the Share Exchange be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefore.

2.2   Exchange Procedures.  Unless the Parties otherwise agree, within three (3) Business Days after the Effective Time, CTBI shall cause an exchange agent, which may be Community Trust Bank (the “Exchange Agent”), to mail to the former holders of LaFollette Corporation Common Stock appropriate transmittal materials which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of LaFollette Corporation Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent.  At or before the Effective Time, CTBI shall deposit with the Exchange Agent for the benefit of holders of LaFollette Corporation Common Stock an amount of cash equal to the Purchase Price for the outstanding LaFollette Corporation Common Stock.  After the Effective Time, each holder of shares of LaFollette Corporation Common Stock (other than shares to be canceled pursuant to Section 2.1(b) of this Agreement or Dissenting Shares) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefore the consideration provided in Section 2.1 of this Agreement.  The Exchange Agent shall not be obligated to deliver the consideration to which any former holder of LaFollette Corporation Common Stock is entitled as a result of the Share Exchange until such holder surrenders their certificate or certificates representing the shares of LaFollette Corporation Common Stock for exchange as provided in this Section 2.2.  The certificate or certificates (or an affidavit of lost certificate and an indemnity bond, if required by CTBI) representing LaFollette Corporation Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require.  Any other provision of this Agreement notwithstanding, CTBI shall not be liable to a holder of LaFollette Corporation Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar laws.  CTBI shall be entitled to rely upon LaFollette Corporation’s stock transfer books to establish the identity of those persons entitled to receive the Purchase Price, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by a certificate, CTBI shall be entitled to deposit the Purchase Price with respect to the stock represented by such certificate in escrow with an independent third party and thereafter be relieved of all liability with respect to any claims thereto.

2.3   Rights of Former LaFollette Corporation Shareholders.  At the Effective Time, the stock transfer books of LaFollette Corporation shall be closed as to holders of LaFollette Corporation Common Stock immediately prior to the Effective Time and no transfer of LaFollette Common Stock by any such holder shall thereafter be made or recognized.  Until surrendered for exchange in accordance with the provisions of Section 2.2 of this Agreement, each certificate theretofore representing shares of LaFollette Corporation Common Stock (other than shares to be canceled pursuant to Section 2.1(b)) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 2.1 of this Agreement in exchange therefore (or with respect to Dissenting Shares the right to receive the consideration provided in Section 2.4 of this Agreement).

2.4   Dissenting Shares.  Shares of LaFollette Corporation Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (the “Dissenting Shares”) in accordance with the Tennessee Business Corporation Act (the “TBCA”), will not be converted into the right to receive the Purchase Price, and holders of such shares of LaFollette Corporation Common Stock will be entitled, in lieu thereof, to receive payment of the fair value of such shares of LaFollette Corporation Common Stock in accordance with the provisions of the TBCA unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the TBCA.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of LaFollette Corporation Common Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Purchase Price, without any interest thereon.  LaFollette Corporation will give CTBI prompt notice of any notices of intent to demand payment received by LaFollette Corporation with respect to shares of LaFollette Corporation Common Stock.  Prior to the Effective Time, LaFollette Corporation will not, except with the prior written consent of CTBI, make any payment with respect to, or settle or offer to settle, any such demands.

3.   Representation and Warranties of LaFollette Corporation and LaFollette Bank.

On or prior to the date hereof, LaFollette Corporation and LaFollette Bank have delivered to CTBI a schedule (the “Disclosure Schedule”) setting forth, among other things, items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section 3 or to one or more of its covenants contained in Section 5.

For the purpose of this Agreement, and in relation to LaFollette Corporation, a “Material Adverse Effect” means any effect that:  (i) is material and adverse to the financial position, results of operations or business of LaFollette Corporation and its subsidiaries taken as a whole; or (ii) would materially impair the ability of LaFollette Corporation to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Share Exchange or the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of:  (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities; (b) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally; (c) any modifications or changes to valuation policies and practices in connection with the Share Exchange in accordance with GAAP; (d) changes in the general level of interest rates (including the impact on LaFollette Corporation’s or LaFollette Bank’s securities portfolios) or conditions or circumstances relating to or that affect the United States economy, financial or securities markets or the banking industry, generally; (e) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated hereby, and any benefit or retirement plan disclosed in the Disclosure Schedule; (f) the impact of compliance with this Agreement on the business, financial condition or results of operations of LaFollette Corporation and LaFollette Bank; or (g) the occurrence of any military or terrorist attack within the United States outside of LaFollette, Tennessee.  Material Adverse Effect shall include the issuance in and of itself after the date of this Agreement of any order or directive to LaFollette Corporation and/or LaFollette Bank by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation (“FDIC”), the Tennessee Department of Financial Institutions or the Board of Governors of the Federal Reserve System.

For the purpose of this Agreement, and in relation to LaFollette Corporation and LaFollette Bank, “Knowledge” means the actual knowledge after reasonable inquiry, or constructive knowledge, of Marvin L. Minton or M. Keebler Williams, or the actual knowledge of any other directors of LaFollette Corporation or LaFollette Bank.

Accordingly, LaFollette Corporation and LaFollette Bank, jointly and severally, hereby represent and warrant to CTBI as follows, except as set forth in the Disclosure Schedule:

3.1   Organization and Authority.

(a)   LaFollette Corporation is a corporation duly organized and validly existing under the laws of the state of Tennessee and is a registered bank holding company under the BHC Act.  LaFollette Corporation has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.  LaFollette Bank is LaFollette Corporation’s only direct or indirect subsidiary and LaFollette Corporation owns no voting stock or equity securities of any other corporation, partnership, association or other entity.

(b)   LaFollette Bank is a national banking association chartered and existing under the laws of the United States.  LaFollette Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.  LaFollette Bank has no subsidiaries and owns no voting stock or equity securities of any other corporation, partnership, association or other entity.

3.2   Authorization.

(a)   LaFollette Corporation and LaFollette Bank have the requisite corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.2(d) and 7.2(e) hereof.  As of the date hereof, neither LaFollette Bank nor LaFollette Corporation is aware of any reason why the approvals set forth in Section 7.2(d) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(d).  This Agreement and its execution and delivery by LaFollette Corporation and LaFollette Bank have been duly authorized and approved by the respective Boards of Directors of LaFollette Corporation and LaFollette Bank and, assuming due execution and delivery by CTBI, constitutes a valid and binding obligation of LaFollette Corporation and LaFollette Bank, subject to the fulfillment of the conditions precedent set forth in Section 7.2 hereof, and is enforceable in accordance with its terms.

(b)   Neither the execution of this Agreement nor consummation of the Share Exchange or the other transactions contemplated hereby:  (i) conflicts with or violates the Articles of Incorporation or By-Laws of LaFollette Corporation or the Articles of Association or Bylaws of LaFollette Bank; (ii) conflicts with or violates any local, state, Federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable Governmental Authorities (as defined below) required for consummation of the Share Exchange and the other transactions contemplated hereby are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which LaFollette Corporation or LaFollette Bank is a party or by which LaFollette Corporation or LaFollette Bank is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other Party (other than CTBI) or any other adverse interest, upon any right, property or asset of LaFollette Corporation or LaFollette Bank; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify, refuse to perform, or triggers any penalty provision under, any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which LaFollette Corporation or LaFollette Bank is bound or with respect to which LaFollette Corporation or LaFollette Bank is to perform any duties or obligations or receive any rights or benefits.

(c)   Other than in connection or in compliance with the provisions of the applicable Federal and state banking, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any Governmental Authority or body is necessary for consummation of the Share Exchange by LaFollette Corporation or the consummation by LaFollette Corporation and LaFollette Bank of the other transactions contemplated by this Agreement.

3.3   Capitalization.

(a)   The authorized capital stock of LaFollette Corporation as of the date hereof consists, and at the Effective Time will consist, of 60,000 shares of LaFollette Corporation Common Stock, 24,759 shares of which are issued and outstanding as of the date hereof and will be outstanding at the Effective Time.  Such issued and outstanding shares of LaFollette Corporation Common Stock have been duly and validly authorized by all necessary corporate action of LaFollette Corporation, are validly issued, fully paid and non-assessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Such validly issued and outstanding shares of LaFollette Corporation Common Stock have not been issued in violation of Federal or applicable state securities laws or any pre-emptive rights of any present or former LaFollette Corporation shareholder.  LaFollette Corporation has no capital stock authorized, issued or outstanding other than as described in this Section 3.3(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of LaFollette Corporation Common Stock.  Each share of LaFollette Corporation Common Stock is entitled to one vote per share.  A description of the LaFollette Corporation Common Stock is contained in the Articles of Incorporation of LaFollette Corporation, as set forth in the Disclosure Schedule pursuant to Section 3.4 hereof.

(b)   The authorized capital stock of LaFollette Bank as of the date hereof consists, and at the Effective Time will consist, of 3,000 shares of common stock, $100 par value per share, of which 1,000 shares are outstanding.  Such outstanding shares of LaFollette Bank have been duly and validly authorized by all necessary corporate action of LaFollette Bank, are validly issued, fully paid, non-assessable (except as required by 12 U.S.C. §55), and free of preemptive rights.  Such outstanding shares of LaFollette Bank have not been issued in violation of Federal or applicable state securities laws or any pre-emptive rights of any present or former LaFollette Bank stockholder, and have been sold or issued in compliance with Federal and applicable state securities laws.  All of the issued and outstanding shares of LaFollette Bank are owned by LaFollette Corporation free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto.  LaFollette Bank has no capital stock authorized, issued or outstanding other than as described in this Section 3.3(b) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of LaFollette Bank.

(c)   There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of LaFollette Corporation Common Stock or LaFollette Bank common stock, or any securities convertible into or representing the right to purchase or otherwise acquire any equity securities or debt securities of LaFollette Corporation or LaFollette Bank, by which LaFollette Corporation or LaFollette Bank is or may become bound.  Neither LaFollette Corporation nor LaFollette Bank have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of LaFollette Corporation Common Stock or LaFollette Bank.  To the Knowledge of LaFollette Corporation and LaFollette Bank, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of either of them.

(d)   LaFollette Corporation has no Knowledge of any person or entity which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) 5% or more of the outstanding shares of LaFollette Corporation Common Stock.

3.4   Organizational Documents.  The Articles of Incorporation and By-Laws of LaFollette Corporation and the Articles of Association and By-Laws of LaFollette Bank, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to CTBI and are included in the Disclosure Schedule.

3.5   Compliance with Law.

(a)   Neither LaFollette Corporation nor LaFollette Bank is currently in violation of, and since January 1, 2005, neither has been in violation of, any local, state, Federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and neither is in violation of any order, injunction, judgment, writ or decree of any court or Governmental Authority.  Without limiting the generality of the foregoing, each of LaFollette Corporation and LaFollette Bank is in compliance with:  (i) the privacy provisions of the Gramm-Leach-Bliley Act; (ii) the Equal Credit Opportunity Act; (iii) the Home Owners Loan Act; (iv) the Fair Housing Act; (v) the Community Reinvestment Act; (vi) the Home Mortgage Disclosure Act; (vii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001; (viii) the Bank Secrecy Act; (ix) the Emergency Economic Stabilization Act of 2008; (x) the Temporary Loan Guaranty Program; and (xi) the American Recovery and Reinvestment Act of 2009 and all the regulations thereunder, respectively.  LaFollette Corporation and LaFollette Bank possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to CTBI at the Effective Time, or to CTBI or Community Trust Bank in connection with the other transactions contemplated hereby, without any restrictions or limitations thereon or the need to obtain any consents of Governmental Authority or other third parties other than as set forth in the Disclosure Schedule.

(b)   Set forth on the Disclosure Schedule is a list of all agreements, understandings and commitments with, and all orders and directives of, all Governmental Authorities with respect to the financial condition, results of operations, business, assets or capital of LaFollette Corporation or LaFollette Bank which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, LaFollette Corporation or LaFollette Bank, and all documents relating thereto have been made available to CTBI, including, without limitation, all correspondence, written communications and written commitments related thereto.  There are no refunds, penalties or restitutions required to be paid as a result of any criticism of any Governmental Authority cited in any examination report of LaFollette Corporation or LaFollette Bank as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to LaFollette Corporation or LaFollette Bank.

(c)   All of the existing offices of LaFollette Corporation and all of the existing offices or branches of LaFollette Bank have been legally authorized and established in accordance with all applicable Federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements.  LaFollette Corporation has no approved but unopened offices and LaFollette Bank has no approved but unopened offices or branches.

(d)   Since December 31, 2009:  (i) neither LaFollette Corporation nor LaFollette Bank has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of LaFollette Corporation or LaFollette Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that LaFollette Corporation or LaFollette Bank has engaged in illegal accounting or auditing practices; and (ii) to the Knowledge of LaFollette Corporation or LaFollette Bank no attorney representing LaFollette Corporation or LaFollette Bank, whether or not employed by LaFollette Corporation or LaFollette Bank, has reported evidence of a material violation of the Federal or state securities laws, breach of fiduciary duty or similar violation by LaFollette Corporation or LaFollette Bank or any of their officers, directors, employees or agents to the Board of Directors of either of LaFollette Corporation or LaFollette Bank or any committee thereof.

3.6   Accuracy of Statements Made and Materials Provided to CTBI.  No representation, warranty or other statement made, or any information provided, by LaFollette Corporation or LaFollette Bank in this Agreement or the Disclosure Schedule (and any update thereto) and no information concerning LaFollette Corporation or LaFollette Bank including, without limitation, information with respect to their financial condition, results of operations, business, assets, capital or directors and officers included in the proxy statement relating to the Share Exchange, contains or shall contain (in the case of information relating to the proxy statement at the time it is first mailed to LaFollette Corporation’s shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

3.7   Litigation and Pending Proceedings.

(a)   There are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against LaFollette Corporation or LaFollette Bank or, to the Knowledge of LaFollette Corporation or LaFollette Bank threatened, in any court or before any Governmental Authority, arbitration panel or otherwise against LaFollette Corporation or LaFollette Bank.  Neither LaFollette Corporation nor LaFollette Bank has Knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against LaFollette Corporation or LaFollette Bank.

(b)   Neither LaFollette Corporation nor LaFollette Bank is:  (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or Governmental Authority; (ii) presently charged with or, to the Knowledge of LaFollette Corporation or LaFollette Bank, under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the Knowledge of LaFollette Corporation or LaFollette Bank, threatened proceeding by any Governmental Authority having jurisdiction over their respective business, assets, capital, properties or operations.

3.8   Regulatory Filings.  LaFollette Corporation and LaFollette Bank have each filed with the appropriate Government Authority, and has made available to CTBI, all reports, schedules, registrations, and statements that it has been required to file since December 31, 2004 (collectively, “LaFollette Regulatory Filings”).  As of their respective dates, each of the LaFollette Regulatory Filings complied in all material respects with all of the laws, rules and regulations of the Government Authority with which they were filed.  None of the LaFollette Regulatory Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.9   Financial Statements and Reports.

(a)   LaFollette Corporation has previously made available to CTBI copies of:  (i) the consolidated balance sheets of LaFollette Corporation and its subsidiary, LaFollette Bank, as of December 31, 2009, 2008 and 2007 and related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2009, together with the notes thereto, accompanied by the audit report of LaFollette Corporation’s independent public auditors; and (ii) the unaudited consolidated balance sheet of LaFollette Corporation and its subsidiary, LaFollette Bank, as of March 31, 2010 and the related consolidated statements of income, cash flows and changes in shareholders’ equity for the three months ended March 31, 2010 (“LaFollette Corporation Financial Statements”).

(b)   The LaFollette Corporation Financial Statements were prepared from the books and records of LaFollette Corporation and LaFollette Bank, fairly present the consolidated financial position of LaFollette Corporation and LaFollette Bank in each case at and as of the dates indicated and the consolidated results of operations, cash flows and changes in shareholders’ equity of LaFollette Corporation and LaFollette Bank for the periods indicated, and except as otherwise indicated in the related accountants’ notes or reports, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim period are subject to normal year-end adjustments (which will not be material individually or in the aggregate).

(c)   All loans, discounts and financing leases reflected on the LaFollette Corporation Financial Statements have been, or, as the context requires, shall be:  (i) evidenced by notes or other evidences of indebtedness which are true, genuine and what they purport to be; and (ii) adequately reserved against in an amount sufficient to provide for all losses reasonably anticipated in the ordinary course of business as of the date thereof based on information available as of their respective dates in accordance with GAAP.  The books and records of LaFollette Corporation and LaFollette Bank have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.  LaFollette Corporation and LaFollette Bank have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

3.10   Absence of Certain Changes or Events.  Since December 31, 2009:  (i) LaFollette Corporation and LaFollette Bank have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices; (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on LaFollette Corporation; (iii) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by LaFollette Corporation or LaFollette Bank to any of their respective directors, officers or employees except for normal increases in compensation and benefits in the ordinary and usual course of business consistent with past practice; (iv) neither LaFollette Corporation nor LaFollette Bank has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees; (v) there has been no change in any accounting principles, practices or methods of LaFollette Corporation or LaFollette Bank other than as required by GAAP; and (vi) neither LaFollette Corporation nor LaFollette Bank has received notice of, or has Knowledge that, any of its credit or deposit customers has terminated or intends to terminate its relationship with LaFollette Corporation or LaFollette Bank, which termination either singly or in the aggregate would reasonably be expected to have a Material Adverse Effect on LaFollette Corporation.

3.11   Properties, Contracts, Employees and Other Agreements.

(a)   Set forth in the Disclosure Schedule are true, accurate and complete copies of the following:

(1)   A brief description and the location of all real property owned by LaFollette Corporation or LaFollette Bank (other than Other Real Estate Owned (“OREO”)), together with a legal description of such real property, a title insurance policy insuring the same, and a survey drawing of any parcel of real property owned by LaFollette Corporation or LaFollette Bank;

(2)   All conditional sales contracts or other title retention agreements relating to LaFollette Corporation or LaFollette Bank and agreements for the purchase of Federal funds;

(3)   All agreements, contracts, leases, licenses, lines of credit, understandings, commitments or obligations of LaFollette Corporation or LaFollette Bank which individually or in the aggregate:

(A)   involve payment or receipt by LaFollette Corporation or LaFollette Bank (other than as disbursements of loan proceeds to customers, loan payments by customers or customer deposits and other customer loan and deposit transactions) of more than $25,000;

(B)   involve payments based on profits of LaFollette Corporation or LaFollette Bank;

(C)   relate to the purchase of goods, products, supplies or services in excess of $25,000;

(D)   were not made in the ordinary course of business and involve payment or receipt by LaFollette Corporation or LaFollette Bank of more than $25,000;

(E)   may not be terminated without penalty at-will or upon notice of ninety (90) days or less; or

(F)   involve the employment of, or payment to, any present or former directors, officers, employees or consultants relating to their services as such with LaFollette Corporation or LaFollette Bank; and

(4)   The name, salary for the fiscal year ended December 31, 2009, and current annual salary of each director, officer and employee of LaFollette Corporation or LaFollette Bank whose current annual salary is in excess of $50,000, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by LaFollette Corporation or LaFollette Bank to or for the benefit of each such person for the fiscal year ended December 31, 2009, and any employment, severance, change-of-control or deferred compensation agreement or arrangement with respect to each such person.

(b)   LaFollette Corporation has, prior to the date of this Agreement, provided or given access to CTBI to the files and documentation in its possession relating to all borrowers of LaFollette Bank, or persons or entities that are or may become obligated to LaFollette Bank under an existing letter of credit, line of credit, loan transaction, loan agreement, promissory note or other commitment of LaFollette Bank, in excess of $25,000 individually or in the aggregate with respect to such borrower, whether in principal, interest or otherwise, and including all guarantors of such indebtedness.

(c)   Each of the agreements, contracts, commitments, leases, instruments and documents set forth in the Disclosure Schedule relating to this Section 3.11 is valid and enforceable against LaFollette Corporation or LaFollette Bank, as the case may be, and the other parties to such agreements, contracts, commitments, leases, instruments and documents set forth in the Disclosure Schedule relating to this Section 3.11 in accordance with their terms.  LaFollette Corporation and LaFollette Bank are, and to their Knowledge, all other parties thereto are, in compliance with the provisions thereof, and neither LaFollette Corporation nor LaFollette Bank is, and to its Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or provision contained therein.  None of the foregoing requires the consent of any party to its assignment in connection with the Share Exchange or other transactions contemplated by this Agreement.

(d)   Neither LaFollette Corporation nor LaFollette Bank is in default under or in breach of or, to the Knowledge of LaFollette Corporation or LaFollette Bank, alleged to be in default under or in breach of, any loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation.

3.12   Absence of Undisclosed Liabilities.  Except as provided in the LaFollette Corporation Financial Statements or in the Disclosure Schedule, neither LaFollette Corporation nor LaFollette Bank has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which involves any amount exceeding $25,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license.  Neither LaFollette Corporation nor LaFollette Bank is delinquent in the payment of any amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP.  Neither LaFollette Corporation nor LaFollette Bank has any indebtedness for money borrowed other than as disclosed in the balance sheet set forth in the LaFollette Corporation Financial Statements.

3.13   Title to Assets.  LaFollette Corporation or LaFollette Bank, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all OREO) which is reflected in the LaFollette Corporation Financial Statements as of December 31, 2009; good and marketable title to all personal property reflected in the LaFollette Corporation Financial Statements as of December 31, 2009, other than personal property disposed of in the ordinary course of business since December 31, 2009; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which LaFollette Corporation or LaFollette Bank purports to own or which LaFollette Corporation or LaFollette Bank uses in its respective business and which are in either case material to its respective business; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in its respective business to the extent material thereto; and good and marketable title to all property and assets acquired and not disposed of or leased since December 31, 2009.  All of such properties and assets are owned by LaFollette Corporation or LaFollette Bank free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except:  (i) as set forth in the Disclosure Schedule; (ii) as specifically noted in reasonable detail in the LaFollette Corporation Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, minor imperfections of title and other limitations which are not material in amounts to LaFollette Corporation on a consolidated basis and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used.  All real property owned or, to LaFollette Corporation’s or Lafollette Bank’s Knowledge, leased by LaFollette Corporation or LaFollette Bank is in compliance in all material respects with all applicable zoning and land use laws.  All real property, machinery, equipment, furniture and fixtures owned or leased by LaFollette Corporation or LaFollette Bank that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

3.14   Environmental Matters.

(a)   LaFollette Corporation or LaFollette Bank have not:  (i) Utilized any Hazardous Substance within the meaning of the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corp of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”), and any regulations promulgated thereunder, on, in or under any of its property, whether currently or previously owned or leased by LaFollette Corporation or LaFollette Bank; or (ii) transported or disposed, or caused or permitted any Person to transport or dispose, of any hazardous or toxic substance, material or constituent (“Hazardous Substance”), other than in accordance with all Environmental Laws and other than at the locations identified in the Disclosure Schedule.

(b)   To the best of LaFollette Corporation or LaFollette Bank’s Knowledge, no Hazardous Substances have been utilized at any time on, in or under any of LaFollette Corporation or LaFollette Bank’s property, whether currently or previously owned or leased by it, including without limitation any OREO or leased by them or held by either as collateral for any loan, financing or other indebtedness.

(c)   LaFollette Corporation or LaFollette Bank are not subject to any asserted or, to the best of LaFollette Corporation or LaFollette Bank’s Knowledge, unasserted environmental liabilities, and no properties of LaFollette Corporation or LaFollette Bank, whether currently or previously owned or leased by LaFollette Corporation or LaFollette Bank, or properties securing loans of LaFollette Corporation or LaFollette Bank, are subject to any asserted or, to the best of LaFollette Corporation or LaFollette Bank’s Knowledge, unasserted lien, under any of the Environmental Laws.

(d)   To LaFollette Corporation or LaFollette Bank’s Knowledge, LaFollette Corporation or LaFollette Bank have not violated any of the Environmental Laws in any material respect, and they are presently in compliance in all material respects with all Environmental Laws. Without limiting the generality of the foregoing, no asbestos, PCBs or other Hazardous Substance or any petroleum product or constituents thereof is present on, in or under any of the property of LaFollette Corporation or LaFollette Bank, whether currently or previously owned or leased, except in accordance with any applicable Environmental Laws.

(e)   To the best of LaFollette Corporation or LaFollette Bank’s Knowledge, no loans of LaFollette Corporation or LaFollette Bank are secured by property where any Hazardous Substances have ever been utilized without compliance with Environmental Laws, and none of the borrowers of LaFollette Corporation or LaFollette Bank have materially violated any of the Environmental Laws or have any of their property (whether currently or previously owned or leased) subject to a lien under any of the Environmental Laws.

(f)   Neither LaFollette Corporation nor LaFollette Bank have permitted any property currently or previously owned or leased by it to be used as a landfill or dump site during the period such property was owned or leased by LaFollette Corporation or LaFollette Bank.

(g)   To the best of LaFollette Corporation or LaFollette Bank’s Knowledge, there are no underground storage tanks or underground pipelines located on any property currently owned or leased by LaFollette Corporation or LaFollette Bank.  To the best of LaFollette Corporation or LaFollette Bank’s Knowledge, no underground storage tanks have ever been located on any property currently owned or leased by LaFollette Corporation or LaFollette Bank.

3.15   Loans and Investments.

(a)   There is no loan held by LaFollette Bank in excess of $5,000 that has been classified by regulatory examiners or management, or in the exercise of reasonable diligence by LaFollette Bank should have been classified by management, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss.”  The most recent loan watch list of LaFollette Bank and a list of all loans in excess of $5,000 which LaFollette Bank has determined to be thirty (30) days or more past due with respect to principal or interest payments, which LaFollette Bank has placed on nonaccrual status or which, to LaFollette Corporation’s or LaFollette Bank’s Knowledge, is in default of any material provision thereof, are set forth in the Disclosure Schedule.

(b)   All loans reflected in the LaFollette Corporation Financial Statements as of December 31, 2009, and which have been made, extended, renewed, restructured, approved, amended or acquired since December 31, 2009:  (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that LaFollette Bank has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming LaFollette Bank as the secured party or mortgagee (unless by written agreement to the contrary).

(c)   The reserves, the allowance for loan and lease losses and the carrying value for real estate owned which are shown on the LaFollette Corporation Financial Statements and LaFollette Bank call reports, as of December 31, 2009, and March 31, 2010, are and the reserves, the allowance for loan and lease losses and the carrying value for real estate owned to be shown on the financial statements of LaFollette Corporation and financial statements and call reports of LaFollette Bank for periods after the execution of this Agreement will be: (i) adequate under the requirements of GAAP, safe and sound banking practices and applicable regulatory requirements, and (ii) to the Knowledge of LaFollette Corporation and LaFollette Bank, reasonable in view of the size and character of its loan portfolio, current economic conditions and other relevant facts and circumstances, to provide for possible loan losses on items for which reserves were made, on loans and leases outstanding and real estate owned.

(d)   None of the investments reflected in the LaFollette Corporation Financial Statements as of and for the period ended December 31, 2009, and none of the investments made by LaFollette Bank since December 31, 2009 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of LaFollette Bank to dispose freely of such investment at any time.  LaFollette Bank is not a party to any repurchase agreements with respect to securities.

(e)   Set forth in the Disclosure Schedule is a true, accurate and complete list of all loans in which LaFollette Bank has any participation interest in excess of $10,000 or which have been made with or through another financial institution on a recourse basis against LaFollette Bank.

(f)   Except for customer deposits and ordinary trade payables, LaFollette Bank has not, nor will it have at the Effective Time, any indebtedness for borrowed money.

3.16   Shareholder Rights Plan and Anti-takeover Mechanisms.  LaFollette Corporation and LaFollette Bank has taken all actions required to exempt CTBI, CTBI’s subsidiaries, the Agreement, the Share Exchange and the other transactions contemplated hereby from any provisions of an anti-takeover nature contained in its organizational documents, any shareholder rights plan or similar plan, and the provisions of any “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations to which LaFollette Corporation or LaFollette Bank is subject.

3.17   Employee Benefit Plans.

(a)   With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by LaFollette Corporation or LaFollette Bank, whether written or oral, in which LaFollette Corporation or LaFollette Bank participates as a participating employer, or to which LaFollette Corporation or LaFollette Bank contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees, directors or service providers (or their beneficiaries or dependents) of LaFollette Corporation or LaFollette Bank, and including any such plans, to LaFollette Corporation’s Knowledge, which have been terminated, merged into another plan, frozen or discontinued since January 1, 2005 (collectively, “LaFollette Corporation Plans”):

(1)   all such LaFollette Corporation Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (“Code”), and Treasury Regulations promulgated thereunder;

(2)   all LaFollette Corporation Plans intended to constitute tax-qualified plans under Section 401(a) of the Code have complied since their adoption or have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations promulgated thereunder and each such LaFollette Corporation Plan is the subject of a favorable determination letter from the Internal Revenue Service (“Service”);

(3)   no LaFollette Corporation Plan (or its related trust) holds any stock or other securities of LaFollette Corporation;

(4)   neither LaFollette Corporation nor LaFollette Bank nor, to the Knowledge of LaFollette Corporation, any other fiduciary of any LaFollette Corporation Plan has engaged in any transaction that may subject LaFollette Corporation or LaFollette Bank, or any LaFollette Corporation Plan, to a civil penalty imposed by Section 502 or any other provision of ERISA or excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code with respect to any LaFollette Corporation Plan;

(5)   all obligations required to be performed by LaFollette Corporation or LaFollette Bank under any provision of any LaFollette Corporation Plan have been performed by it in all material respects and it is not in default under or in violation of any provision of any LaFollette Corporation Plan;

(6)   to the Knowledge of LaFollette Corporation, no event has occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any LaFollette Corporation Plan;

(7)   there are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, threatened or currently in process by any governmental agency involving any LaFollette Corporation Plan;

(8)   there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or, to the Knowledge of LaFollette Corporation or LaFollette Bank, threatened, against LaFollette Corporation or LaFollette Bank in connection with any LaFollette Corporation Plan or the assets of any LaFollette Corporation Plan;

(9)   any LaFollette Corporation Plan may be terminated at any time and this right has always been maintained by LaFollette Corporation or LaFollette Bank.

(b)   With regard to any LaFollette Corporation Plan, LaFollette Corporation has provided to CTBI true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following, as applicable:

(1)   pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all amendments thereto and all summary plan descriptions thereof (including any modifications thereto);

(2)   all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance, change-of-control and collective bargaining, agreements, arrangements or understandings;

(3)   all executive and other incentive compensation plans, programs and agreements;

(4)   all group insurance and health insurance contracts, policies or plans;

(5)   all other incentive, welfare or employee benefits plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by LaFollette Corporation for its current or former directors, officers or employees;

(6)   all reports filed with the Service or the Department (including any Form 5500) within the preceding five years by LaFollette Corporation or LaFollette Bank with respect to any LaFollette Corporation Plan;

(7)   descriptions of all current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and

(8)   valuations or allocation reports for any defined contribution plan, as of the most recent date.

(c)   No current or former director, officer or employee of LaFollette Corporation or LaFollette Bank:  (i) is entitled to or may become entitled to any benefit under any welfare benefit plans (as defined in Section 3(1) of ERISA) after termination of employment with LaFollette Corporation or LaFollette Bank, except to the extent that such individuals may be entitled to continue their group health care coverage pursuant to Section 4980B of the Code (or other applicable state insurance law); or (ii) is currently receiving, or entitled to receive, a disability benefit under a long-term or short-term disability plan maintained by LaFollette Corporation or LaFollette Bank.

(d)   No LaFollette Corporation Plan is, and neither LaFollette Corporation nor LaFollette Bank has or ever has had any liability with respect to any plan that is:  (i) a defined benefit pension plan subject to Title IV of ERISA; (ii) a pension plan subject to Section 302 of ERISA or Section 412 of the Code; or (iii) a multiemployer plan (as that term is defined in Sections 4001(a)(3) and 3(37) of ERISA).

(e)   With respect to any group health plan (as defined in Section 607(1) of ERISA) sponsored or maintained by LaFollette Corporation or LaFollette Bank, no director, officer, employee or agent of LaFollette Corporation or LaFollette Bank has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on LaFollette Corporation or LaFollette Bank under Code Section 4980B(a).  With respect to all such plans, all applicable provisions of Section 4980B of the Code, Sections 601-606 of ERISA, and the privacy and security requirements of HIPAA have been complied with in all material respects by LaFollette Corporation or LaFollette Bank.

(f)   There are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance, change-of-control or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon LaFollette Corporation or LaFollette Bank and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other person.

(g)   No Voluntary Employees’ Beneficiary Association (“VEBA”) as defined in Code Section 501(c)(9) is sponsored or maintained by LaFollette Corporation or LaFollette Bank.

(h)   Except as contemplated in this Agreement, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated, vested or increased as a result of the transactions contemplated by the terms of this Agreement.

(i)   LaFollette Corporation and LaFollette Bank are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements.

(j)   All liabilities of any LaFollette Corporation Plan that is a pension plan have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and at the end of any plan year, such plan does not and has not previously had an accumulated funding deficiency.  No actuarial assumptions have been changed since the last written report of actuaries on such a pension plan.  All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course.  LaFollette Corporation and LaFollette Bank have no contingent or actual liabilities under Title IV of ERISA.  No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the LaFollette Corporation Plans, whether or not waived, nor does LaFollette Corporation have any liability or potential liability as a result of the under funding of, or termination of any plan by LaFollette Corporation or by any person which may be aggregated with LaFollette Corporation for purposes of Section 412 of the Code.  No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to the Benefit Plan as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation.

(k)   As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, any termination of employment relating thereto and occurring prior to, at or following the Effective Time), LaFollette Corporation, LaFollette Bank, and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code).  LaFollette Corporation, LaFollette Bank and their respective successors are not obligated to pay any deferred compensation that would subject its recipient to tax under Section 409A of the Code.  Among the nonexclusive list of payments to be considered are those payments referred to under Sections 5.17, 6.2 and 6.4 of the Agreement, as well as any other payments made under the LaFollette Corporation Plans because of the Share Exchange or other transactions contemplated hereby.

3.18   Obligations to Employees.  All accrued obligations and liabilities of and all payments by LaFollette Corporation or LaFollette Bank and all LaFollette Corporation Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any Governmental Authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by LaFollette Corporation or LaFollette Bank in accordance with GAAP and applicable law applied on a consistent basis and actuarial methods with respect to the following:  (i) withholding taxes, unemployment compensation or social security benefits; (ii) all pension, profit-sharing, and savings plans and agreements; (iii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, change-of-control, reimbursement or bonus plans and agreements; (iv) all executive and other incentive compensation plans, programs, or agreements; (v) all group insurance and health contracts, policies and plans; and (vi) all other incentive, welfare (including, without limitation, vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to by LaFollette Corporation or LaFollette Bank for its current or former directors, officers, employees and agents, including, without limitation, all liabilities and obligations to the LaFollette Corporation Plans (as defined in Section 3.17(a) hereof).  All obligations and liabilities of LaFollette Corporation or LaFollette Bank, whether arising by operation of law, by contract or by past custom or practice, for all other forms of compensation which are or may be payable to its current or former directors, officers, employees or agents or to any LaFollette Corporation Plan have been and are being paid to the extent required by applicable law or by the plan or contract, and are being made by LaFollette Corporation or LaFollette Bank in accordance with generally accepted accounting and actuarial principles applied on a consistent basis.  All accruals and reserves referred to in this Section 3.18 are correctly and accurately reflected and accounted for in all material respects in the LaFollette Corporation Financial Statements and the books, statements and records of LaFollette Corporation and LaFollette Bank.

3.19   Taxes, Returns and Reports.  Each of LaFollette Corporation and LaFollette Bank has:  (i) duly and timely filed all Federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (ii) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (iii) not requested an extension of time for any such payments (which extension is still in force).  LaFollette Corporation has established, and shall establish in the Subsequent LaFollette Corporation Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the LaFollette Corporation Financial Statements adequate to cover all of LaFollette Corporation’s and LaFollette Bank’s tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending.  Neither LaFollette Corporation nor LaFollette Bank has, nor will either have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent LaFollette Corporation Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of LaFollette Corporation or LaFollette Bank.  To the Knowledge of LaFollette Corporation and LaFollette Bank, neither LaFollette Corporation nor LaFollette Bank is currently under audit by any state or Federal taxing authority.  No Federal, state or local tax returns of LaFollette Corporation or LaFollette Bank have been audited by any taxing authority during the past five (5) years.

3.20   Deposit Insurance.  The deposits of LaFollette Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and LaFollette Corporation or LaFollette Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.21   Insurance.  Set forth in the Disclosure Schedule is a list and brief description of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by LaFollette Corporation or LaFollette Bank on the date hereof or with respect to which LaFollette Corporation or LaFollette Bank pays any premiums.  Each such policy is in full force and effect and all premiums due thereon have been paid when due, and a true, accurate and complete copy thereof has been made available to CTBI prior to the date hereof.  LaFollette Corporation and LaFollette Bank are insured with reputable insurers against such risks and in such amounts as of the date of this Agreement as their management reasonably has determined to be prudent in accordance with industry practices.

3.22   Books and Records.  The books and records of LaFollette Corporation and LaFollette Bank are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of LaFollette Corporation and LaFollette Bank, respectively on a consolidated basis set forth in the LaFollette Corporation Financial Statements.

3.23   Broker’s, Finder’s or Other Fees.  Except for reasonable fees and expenses of LaFollette Corporation’ attorneys and accountants and the $25,000 fee for financial advisory services to be paid to Professional Bank Services, Inc., all of which shall be paid by LaFollette Corporation at or prior to the Effective Time, no agent, broker or other person acting on behalf of LaFollette Corporation or LaFollette Bank or under any authority of LaFollette Corporation or LaFollette Bank is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the Parties hereto relating to this Agreement, the Share Exchange or the transactions contemplated hereby.

3.24   Disclosure Schedule and Documents.  All written data, documents, materials and information referred to in this Agreement and delivered by LaFollette Corporation or LaFollette Bank pursuant to the Disclosure Schedule which were prepared by LaFollette Corporation or LaFollette Bank, and with respect to any such data, documents, materials and information that have been prepared by third parties, to the Knowledge of LaFollette Corporation and LaFollette Bank such written data, documents, materials and information, are true, accurate and complete in all material respects as of the date hereof and with respect to such items prepared by LaFollette Corporation or LaFollette Bank and delivered subsequent to the date hereof with any updates to the Disclosure Schedule, will be true, accurate and complete in all material respects on the date of delivery thereof.

3.25   Interim Events.  Except as otherwise permitted hereunder, since December 31, 2009, or as set forth in the Disclosure Schedule, neither LaFollette Corporation nor LaFollette Bank has:

(a)   Suffered any changes having a Material Adverse Effect;

(b)   Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $10,000 individually or in the aggregate;

(c)   Declared, distributed or paid any dividend or other distribution to its shareholders;

(d)   Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its capital stock or stock appreciation rights or sold or agreed to issue or sell any shares of its capital stock or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its capital stock;

(e)   Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of LaFollette Corporation or LaFollette Bank except pursuant to the express terms thereof or otherwise in the ordinary course of business;

(f)   Increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

(g)   Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

(h)   Except for the Share Exchange and any other transactions contemplated by this Agreement, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

(i)   Incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j)   Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by LaFollette Bank of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

(k)   Canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

(l)   Entered into any transaction, contract or commitment other than in the ordinary course of business;

(m)   Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

(n)   Conducted its business in any manner other than substantially as it was being conducted through December 31, 2009.

3.26   Insider Transactions.  No officer, director or five percent (5%) or greater shareholder of LaFollette Corporation or LaFollette Bank or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer, director or five percent (5%) or greater shareholder (collectively, “LaFollette Corporation Insiders”), has currently, or has had, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by LaFollette Corporation and LaFollette Bank or in any liability, obligation or indebtedness of LaFollette Corporation or LaFollette Bank.  All such transactions:  (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons; and (iii) did not involve substantially more than the normal risk of collectability or present other unfavorable features, as such terms are used under Item 404 of U.S. Securities and Exchange Commission (“SEC”) Regulation S-K.  No loan or credit accommodation to any affiliate of LaFollette Corporation or LaFollette Bank is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  To the Knowledge of LaFollette Corporation and LaFollette Bank, neither LaFollette Corporation or LaFollette Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification of LaFollette Corporation or LaFollette Bank has accorded such loan or credit accommodation is inappropriate.

3.27   Indemnification Agreements.

(a)   Other than as set forth in the Disclosure Schedule, neither LaFollette Corporation nor LaFollette Bank is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of LaFollette Corporation or the Articles of Association or Bylaws of LaFollette Bank.

(b)   No claims have been made against or filed with LaFollette Corporation or LaFollette Bank nor have, to the Knowledge of LaFollette Corporation and LaFollette Bank, any claims been threatened against LaFollette Corporation or LaFollette Bank, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of LaFollette Corporation or LaFollette Bank.

3.28   Shareholder Approval.  The affirmative vote of the holders of a majority of the LaFollette Corporation Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders) is required for shareholder approval of this Agreement and the Share Exchange under applicable laws and regulations.

3.29   Investment Securities.  Each of LaFollette Corporation and LaFollette Bank has good title to all securities it owns, except those sold under repurchase agreements or held in any fiduciary capacity or agency capacity, free and clear of any liens or encumbrances, except to the extent such securities are pledged in the ordinary course of business to secure obligations of LaFollette Corporation or LaFollette Bank, and such securities are valued on the books of LaFollette Corporation and LaFollette Bank in accordance with GAAP.

4.   Representations and Warranties of CTBI.

On or prior to the date hereof, CTBI has delivered to LaFollette Corporation a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section 4 or to one or more of its covenants contained in Section 6.  Accordingly, CTBI represents and warrants to LaFollette Corporation as follows, except as set forth in its Disclosure Schedule:

4.1   Organization and Authority.  Each of CTBI and its subsidiaries is an entity duly organized and validly existing under the laws of its applicable state.

4.2   Authorization.

(a)   CTBI has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 7.1(d) and 7.1(g) hereof.  As of the date hereof, CTBI is not aware of any reason why the approvals set forth in Section 7.1(d) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(d).  This Agreement and its execution and delivery by CTBI has been duly authorized by the Board of Directors of CTBI.  Assuming due execution and delivery by LaFollette Corporation and LaFollette Bank, this Agreement constitutes a valid and binding obligation of CTBI, subject to the conditions precedent set forth in 7.1 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)   Neither the execution of this Agreement nor consummation of the Share Exchange or the other transactions contemplated hereby:  (i) conflicts with or violates the Articles of Incorporation or By-Laws of CTBI or any of its subsidiaries; (ii) conflicts with or violates in any material respect any local, state, Federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable Governmental Authorities required for consummation of the Share Exchange are obtained) or any court or administrative judgment, order, injunction, writ or decree; or (iii) conflicts with, results in a breach of or constitutes a material default under any note, bond, indenture, mortgage, deed of trust, license, contract, lease, agreement, arrangement, commitment or other instrument to which CTBI is subject or bound and which is material to CTBI on a consolidated basis.

(c)   Other than in connection or in compliance with applicable Federal and state banking, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any Governmental Authority is necessary for the consummation by CTBI of the Share Exchange contemplated by this Agreement.

4.3   Accuracy of Statements Made and Materials Provided to LaFollette Corporation.  No representation, warranty or other statement made by CTBI in this Agreement, any information provided by CTBI in this Agreement, including the Disclosure Schedule, or any information specifically provided by CTBI to LaFollette Corporation for inclusion in the LaFollette Corporation proxy statement contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed to LaFollette Corporation’s shareholders) any untrue or misleading statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

4.4   Shareholder Approval.  Approval by CTBI’s shareholders of the Share Exchange or any other actions contemplated by this Agreement is not required.

4.5   Available Funds.  CTBI has, and will have at the Effective Time, the ability to obtain funds in cash in amounts equal to the Purchase Price for the outstanding shares of LaFollette Corporation Common Stock by means of credit facilities, available cash or otherwise.

5.   Covenants of LaFollette Corporation and LaFollette Bank.

LaFollette Corporation and LaFollette Bank covenant and agree with CTBI as follows:

5.1   Shareholder Approval.  LaFollette Corporation will submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of LaFollette Corporation at the earliest possible reasonable date, but no later than thirty (30) days from the date of the mailing of the proxy statement as required in Section 5.2.  Subject to Section 5.8 hereof, the Board of Directors of LaFollette Corporation shall recommend to LaFollette Corporation’s shareholders that such shareholders approve and adopt this Agreement and the Share Exchange contemplated hereby and shall solicit proxies voting in favor of this Agreement and the Share Exchange from LaFollette Corporation’s shareholders.

5.2   Proxy Statement.  LaFollette Corporation shall prepare a proxy statement as soon as reasonably practicable with respect to its shareholders meeting.  The proxy statement shall provide no less than that information about this Agreement and the transactions contemplated hereby than is required to be provided under the TBCA and applicable Federal or state securities laws.  LaFollette Corporation shall solicit proxies from holders of LaFollette Corporation Common Stock with respect to the vote on this Agreement and the transactions contemplated hereby at the shareholders meeting.  CTBI shall furnish all information concerning CTBI as may be reasonably requested by LaFollette Corporation in connection with the preparation of such proxy statement.  LaFollette Corporation shall provide the proxy statement for prior review and comment by CTBI no later than ten (10) Business Days prior to the mailing of the proxy statement to the shareholders of LaFollette Corporation, and shall make such changes to the proxy statement as are reasonably requested by CTBI.

5.3   Other Approvals.

(a)   LaFollette Corporation and LaFollette Bank shall proceed expeditiously, cooperate fully and use best efforts to assist CTBI in procuring upon reasonable terms and conditions all consents, authorizations, approvals and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Share Exchange on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b)   LaFollette Corporation and LaFollette Bank will use best efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the Disclosure Schedule.

(c)   Any materials or information provided by LaFollette Corporation or LaFollette Bank to CTBI for use by CTBI in any filing with any state or Federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

5.4   Conduct of Business.  LaFollette Corporation and LaFollette Bank agree that during the period from the date of this Agreement to the Effective Time (unless CTBI shall otherwise agree in writing), LaFollette Corporation and LaFollette Bank shall:  (i) carry on their business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (ii) use best efforts to preserve their business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and persons having business dealings with it; (iii) use best efforts to maintain all of the properties and assets that they own or utilizes in the operation of their business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (iv) maintain their books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; (v) use best efforts to maintain a CRA rating of satisfactory; and (vi) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are individually or jointly a party or by which they are or may be subject or bound.  Until the Effective Time, LaFollette Corporation and LaFollette Bank shall no less than weekly keep Purchaser informed, to the maximum extent permitted by law, of LaFollette Corporation’s and LaFollette Bank’s operations, including loan administration, loan collection and recovery efforts, asset and liability management and the establishing of interest rates in connection therewith, and changes in deposits maintained with LaFollette Bank.  Without limiting the generality of the foregoing, prior to the Effective Time or until this Agreement is terminated as herein provided, neither LaFollette Corporation nor LaFollette Bank will, without the prior written consent of CTBI:

(a)   make any changes in its capital stock accounts (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification or similar action);

(b)   authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section 3.3 hereof;

(c)   declare, distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders;

(d)   redeem any of its outstanding shares of common stock;

(e)   merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other person, corporation or entity or enter into any other similar transaction not in the ordinary course of business;

(f)   purchase any assets or securities or assume any liabilities of a bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary to manage its investment portfolio;

(g)   make any loan or commitment to lend money, issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices;

(h)   except for the acquisition or disposition in the ordinary course of business of OREO, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 in the aggregate;

(i)   make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of LaFollette Corporation or LaFollette Bank to dispose freely of such investment at any time; subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by LaFollette Corporation or LaFollette Bank of government deposits and pledges or liens in connection with FHLB borrowings;

(j)   except as contemplated by this Agreement, promote to a new position or increase the rate of compensation (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices), or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of LaFollette Corporation or LaFollette Bank, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation, severance or change-of-control agreements with respect to any present or former directors, officers or employees of LaFollette Corporation or LaFollette Bank;

(k)   except as contemplated by this Agreement, execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans; any employment, deferred compensation, consulting, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of LaFollette Corporation or LaFollette Bank; or change the level of benefits or payments under any of the foregoing or increase or decrease any severance, change-of-control or termination of pay benefits or any other fringe or employee benefits other than as required by law or Governmental Authorities or the terms of any of the foregoing;

(l)   amend, modify or restate LaFollette Corporation’s or LaFollette Bank’s organizational documents from those in effect on the date of this Agreement and as delivered to CTBI hereunder;

(m)   give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber, or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets of LaFollette Corporation or LaFollette Bank, or enter into any agreement or commitment relative to the foregoing;

(n)   fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, unless the same are being contested in good faith;

(o)   make any capital expenditures or commitments for any capital expenditures, other than capital expenditures or commitments which do not exceed $25,000 in the aggregate;

(p)   issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of LaFollette Corporation or LaFollette Bank;

(q)   except for obligations disclosed within this Agreement or the Disclosure Statement, FHLB advances, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the LaFollette Corporation Financial Statements or the Subsequent LaFollette Corporation Financial Statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $25,000;

(r)   open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches, other than as disclosed in the Disclosure Schedule;

(s)   pay or commit to pay any management or consulting or other similar type of fees other than as disclosed in the Disclosure Schedule;

(t)   enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 5.4(g) hereof and legal, accounting and fees related to the Share Exchange) requiring payments or performance by LaFollette Corporation or LaFollette Bank which exceeds one year in length or in an amount exceeding $25,000, whether individually or in the aggregate, or that is not a trade payable or not incurred in the ordinary course of business; or

(u)   authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

5.5   Insurance.  LaFollette Corporation and LaFollette Bank shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by LaFollette Corporation or LaFollette Bank as of the date of this Agreement disclosed and described in Section 3.21 of the Disclosure Schedule.

5.6   Anti-takeover Provisions.  LaFollette Corporation and LaFollette Bank shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt CTBI, Community Trust, the Agreement, the Share Exchange and the other transactions contemplated hereby from any provisions of an anti-takeover nature in their respective articles of incorporation, articles of association and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

5.7   Accruals for Loan Loss Reserve and Expenses.

(a)   Prior to the Effective Time, LaFollette Corporation and LaFollette Bank shall make, consistent with GAAP applied on a consistent basis, applicable banking laws and regulations, such appropriate accounting entries in its books and records and use best efforts to take such other actions as LaFollette Corporation and LaFollette Bank shall deem to be necessary or desirable in anticipation of the Share Exchange, including without limitation additional provisions to its loan loss reserve, and accruals or the creation of reserves for employee benefits and Share Exchange-related expenses.

(b)   LaFollette Corporation recognizes that CTBI may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances).  Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and GAAP applied on a consistent basis), from and after the date hereof LaFollette Corporation shall consult and cooperate in good faith with CTBI with respect to conforming the loan and accounting policies and practices of LaFollette Corporation to those policies and practices of CTBI for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from CTBI to LaFollette Corporation, based upon such consultation and subject to the conditions in Section 5.7(d).

(c)   Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and GAAP applied on a consistent basis), LaFollette Corporation shall consult and cooperate in good faith with CTBI with respect to determining, as reasonably specified in a written notice from CTBI to LaFollette Corporation, based upon such consultation and subject to the conditions in Section 5.7(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of LaFollette Corporation’s and LaFollette Bank’s expenses of the Share Exchange.

(d)   Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and GAAP applied on a consistent basis), LaFollette Corporation shall consult and cooperate in good faith to:  (i) make such conforming entries to conform the loan and accounting policies and practices of LaFollette Corporation to the policies and practices of CTBI as contemplated in Section 5.7(b) above; and (ii) recognize LaFollette Corporation’s expenses of the Share Exchange for financial accounting and/or income tax reporting purposes at such times as are reasonably requested in writing by CTBI as contemplated in Section 5.7(c) above, but in no event prior to the fifth (5th) day next preceding the Closing Date and only after CTBI acknowledges that all conditions to its obligation to consummate the Share Exchange have been satisfied and certifies to LaFollette Corporation that CTBI will at the Effective Time deliver to LaFollette Corporation the certificate contemplated in Section 7.2(f).

(e)   LaFollette Corporation and LaFollette Bank’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken on account of Section 5.7(d).

5.8   Acquisition Proposals.

(a)   On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of CTBI, neither LaFollette Corporation nor LaFollette Bank shall permit, nor shall they authorize any of their directors, officers, employees, agents, attorneys or representatives to, directly or indirectly, initiate, solicit or encourage, or provide information to, any corporation, association, partnership, limited liability company, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction directly or indirectly relating to LaFollette Corporation or LaFollette Bank or to which LaFollette Corporation or LaFollette Bank may become a party (all such transactions are hereinafter referred to as “Acquisition Transactions”).

(b)   LaFollette Corporation shall promptly communicate in writing to CTBI the terms of any proposal or offer which LaFollette Corporation or LaFollette Bank may receive with respect to an Acquisition Transaction within forty-eight (48) hours thereafter (“Offer Notification”).  Notwithstanding anything to the contrary elsewhere in this Agreement, but still subject to the five (5) Business Day CTBI response period provided for in Section 5.8(e), LaFollette Corporation may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any such agreement, arrangement or understandings, and recommend the approval of such agreement, arrangement or understandings to the shareholders of LaFollette Corporation, in each case, only if LaFollette Corporation’s Board of Directors determines in good faith by majority vote, after consultation with its financial advisors and outside legal counsel, that failing to take such action would be a breach of or otherwise inconsistent with the fiduciary duties of LaFollette Corporation’s Board of Directors.  In the event LaFollette Corporation enters into an agreement, arrangement or understanding for an Acquisition Transaction in accordance with the foregoing sentence, LaFollette Corporation’s Board of Directors may terminate this Agreement on written notice to CTBI; provided, however, that in connection with terminating this Agreement, LaFollette Corporation has paid the Termination Fee referred to in Section 8.3 to CTBI.

(c)   In the event LaFollette Corporation’s Board of Directors, after consultation with its financial advisors and outside legal counsel, determines in good faith that it would result in a violation of or otherwise be inconsistent with its fiduciary duties under applicable law to recommend this Agreement and the Share Exchange to LaFollette Corporation’s shareholders for their approval (including as modified, if at all by Section 5.8(e)), and if the Board Directors does not elect to terminate this Agreement pursuant to Section 5.8(b) above and elects to submit this Agreement to the shareholders at the meeting of shareholders, LaFollette Corporation may submit this Agreement without recommendation of approval, in which case the Board of Directors may communicate the basis for its lack of a recommendation of approval to the shareholders in the proxy statement or an appropriate amendment or supplement thereto to the extent required by law.

(d)   This Section shall not authorize LaFollette Corporation or LaFollette Bank, or any of their directors, officers, employees, agents or representatives on their behalf, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party.

(e)   Within five (5) Business Days after receipt of an Offer Notification, CTBI may propose any amendments or modifications to this Agreement, and the LaFollette Corporation Board of Directors, in good faith and subject to its fiduciary duties, shall determine whether such third party’s Acquisition Transaction continues to be a superior proposal to the CTBI revised proposal.  No exercise of CTBI’s rights under this Section 5.8(e) shall waive any right CTBI may have to receive the Termination Fee referred to in Section 8.3.

5.9   Press Releases.  Unless prior notice and comment is not possible or practicable as the result of applicable law or any listing or exchange rule, neither LaFollette Corporation nor LaFollette Bank nor CTBI will issue any press or news releases or make any other public announcements or disclosures relating to the Share Exchange without providing a final copy of such press or news release to the other party and providing such party with a reasonable opportunity to comment on such press or news release.

5.10   Material Changes to Disclosure Schedules.  LaFollette Corporation and LaFollette Bank shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of LaFollette Corporation or LaFollette Bank contained herein materially incorrect, untrue or misleading.  No such supplement, amendment or update shall become part of the Disclosure Schedule unless CTBI shall have first consented in writing with respect thereto.

5.11   Access to LaFollette Corporation and LaFollette Bank.

(a)   CTBI and their representatives and agents, shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of LaFollette Corporation and LaFollette Bank.  CTBI, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of LaFollette Corporation and LaFollette Bank and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of LaFollette Corporation and LaFollette Bank.  Upon request, LaFollette Corporation and LaFollette Bank will furnish CTBI or its representatives or agents, their attorneys’ responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by CTBI which has been or is developed by LaFollette Corporation and LaFollette Bank, its auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by LaFollette Corporation and LaFollette Bank of any claim of attorney-client privilege), and will permit CTBI or their representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for LaFollette Corporation and LaFollette Bank, as applicable, and such auditors and accountants will be directed to furnish copies of any reports or financial information as developed to CTBI or its representatives or agents, as applicable.  No investigation by CTBI shall affect the representations and warranties made by LaFollette Corporation, LaFollette Bank or CTBI herein.

(b)   Beginning on the date of this Agreement, the President of CTBI, or her designees, shall be entitled to receive notice of and to attend all regular and special meetings of the Boards of Directors and all committees of LaFollette Corporation and LaFollette Bank, including, without limitation, the loan committee, investment committee, the executive committee, the personnel committee, and any other committee of LaFollette Corporation and LaFollette Bank, except that any such person shall be excluded from the portion of any meeting where this Agreement or the transactions contemplated by this Agreement are being discussed.

5.12   Confidential Information.  Any confidential information or trade secrets received by CTBI, LaFollette Corporation, LaFollette Bank or their representatives or agents will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by CTBI, LaFollette Corporation or LaFollette Bank, as applicable, or at CTBI’s, LaFollette Corporation’s or LaFollette Bank’s request, returned to CTBI, LaFollette Corporation or LaFollette Bank, as applicable, in the event this Agreement is terminated as provided in Section 8 hereof.  This Section 5.11 will not require the disclosure of any information to CTBI, LaFollette Corporation, or LaFollette Bank which would be prohibited by law.

5.13   Financial Statements.  As soon as reasonably available after the date of this Agreement, LaFollette Corporation will deliver to CTBI any additional audited consolidated financial statements which have been prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of LaFollette Corporation prepared for its internal use, LaFollette Regulatory Filings, including, but not limited to call reports for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, “Subsequent LaFollette Corporation Financial Statements”).  The Subsequent LaFollette Corporation Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP applied on a consistent basis to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financials or call report information for the absence of notes and/or year end adjustments).  The Subsequent LaFollette Corporation Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.

5.14   Environmental.  If requested by CTBI, LaFollette Corporation and LaFollette Bank will cooperate with an environmental consulting firm designated by CTBI in connection with the conduct by such firm of a phase one and/or phase two environmental investigation on all real property owned or leased by LaFollette Corporation or LaFollette Bank as of the date of this Agreement, and any real property acquired or leased by LaFollette Corporation or LaFollette Bank after the date of this Agreement.  LaFollette Corporation shall be responsible for the costs of the phase one and, if the phase two is determined to be advisable by the environmental consulting firm, LaFollette Corporation shall be responsible for the costs of the phase two.

5.15   Governmental Reports.  Promptly upon its becoming available, LaFollette Corporation shall furnish to CTBI one (1) copy of each financial statement, report, notice, or proxy statement sent by LaFollette Corporation or LaFollette Bank to any Governmental Authority or to LaFollette Corporation’s shareholders generally, and of any award, decision, injunction, judgment, unit, decree, subpoena or verdict entered, issued, as made or rendered by any court administration agency or other Governmental Authority or by any arbitrator in any proceeding to which LaFollette Corporation or LaFollette Bank is a party.  For purposes of this provision, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction or authority over the applicable party or its business, operations or properties.

5.16   Adverse Actions.  Neither LaFollette Corporation nor LaFollette Bank shall knowingly take any action that is intended or is reasonably likely to result in:  (i) any of their representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time; (ii) any of the conditions to the Share Exchange set forth in Section 7 not being satisfied; (iii) a material violation of any provision of this Agreement; or (iv) a material delay in the consummation of the Share Exchange and the other transactions contemplated hereby except, in each case, as may be required by applicable law or regulation.

5.17   Indemnification.

(a)   All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of LaFollette Corporation or LaFollette Bank as provided in either of their charters or by-laws (or comparable organizational documents) and any existing indemnification agreements or arrangements of LaFollette Corporation or LaFollette Bank described in the Disclosure Schedule, shall survive the Share Exchange and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring or alleged to occur at or prior to the Effective Time.

(b)   In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of LaFollette Corporation or LaFollette Bank (the “Indemnified Parties”), is, or is threatened to be, made a Party based in whole or in part on, or arising in whole or in part out of, or pertaining to:  (i) the fact that he is or was a director, officer or employee of LaFollette Corporation or LaFollette Bank or its predecessors; or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Parties hereto agree to cooperate and use their commercially reasonable best efforts to defend against and respond thereto.

(c)   CTBI shall cause any successor, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Section 5.17.  The provisions of this Section 5.17 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other person named herein and his or her heirs and representatives.

5.18   Further Assurances.  Each of LaFollette Corporation and LaFollette Bank agrees that it will at any time, and from time to time, prior to the Effective Time, upon the request and at the expense of CTBI, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and such further acts, assignments, transfers, conveyances and assurances as may be required to complete the Share Exchange and the other transactions contemplated hereby.

5.19   Repayment of Certain Indebtedness.  At or prior to the Effective Time, LaFollette Corporation will repay its outstanding promissory note payable to Peoples State Bank of Commerce in the principal amount of One Million Five Hundred Thousand U.S. Dollars ($1,500,000), plus any accrued yet unpaid interest on such promissory note.

5.20   Non-Compete Agreements.  Prior to the Effective Time, LaFollette Corporation shall obtain a noncompetition agreement from Marvin L. Minton in the form attached hereto as Exhibit D-1 and non-compete agreements from all non-employee directors of LaFollette Corporation and LaFollette Bank in the form attached hereto as Exhibit D-2.  Prior to the execution of this Agreement, LaFollette Corporation entered into a noncompetition agreement with M. Keebler Williams.  Immediately prior to the Effective Time, LaFollette Corporation will pay the cash consideration specified in such noncompetition agreement to Mr. Williams.  The noncompetition agreements with Mr. Minton, Mr. Williams and the non-employee directors are referred to herein as the “Non-Compete Agreements”.

5.21   Shareholder Voting Agreement.  As of the date hereof LaFollette Corporation has ensured that 1234 Partnership, L.P., has signed a Shareholder Voting Agreement in the form attached hereto as Exhibit E.

6.   Covenants of CTBI.

CTBI covenants and agrees with LaFollette Corporation and LaFollette Bank as follows:

6.1   Approvals.  CTBI shall have primary responsibility for the preparation, filing and costs of all bank regulatory applications required for consummation of the Share Exchange, and shall file such applications as promptly as practicable.  CTBI shall proceed, cooperate fully and use its commercially reasonable best efforts to procure, upon terms and conditions reasonably acceptable to CTBI, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Share Exchange on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

6.2   Employee Matters.

(a)   Subject to determination of its staffing needs, CTBI desires to retain certain of the employees of LaFollette Corporation and LaFollette Bank following the Effective Time.  All persons who are employees of LaFollette Corporation and LaFollette Bank immediately prior to the Effective Time (including any employees of LaFollette Corporation and LaFollette Bank on vacation, leave of absence or disability) and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of Community Trust Bank; provided, however, Continuing Employees who are duly appointed as officers following the Effective Time will serve as market level officers rather than CTBI or Community Trust Bank officers.  At and following the Effective Time, no contractual right to employment shall inure to any Continuing Employee by virtue of this Agreement.  Except as set forth herein, any continuation of employment of the Continuing Employees shall be on such terms and conditions as Community Trust Bank in its sole discretion determines to be appropriate, and without guarantee that any such Continuing Employee shall receive an offer of employment for the same or similar position that he or she currently holds, or for the wages and benefits that he or she currently receives.  It is understood and agreed that any continued employment by a Continuing Employee is “at will” and may be terminated by Community Trust Bank at any time and for any reason (subject to any written commitments to the contrary made by Community Trust Bank to such Continuing Employee, and to any applicable laws).  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Community Trust Bank, after the Effective Time, to terminate, re-assign, promote or demote any of the Continuing Employees after the Effective Time or to change adversely the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of any such Continuing Employees.  However, Continuing Employees will receive full credit for service to LaFollette Corporation or LaFollette Bank for purposes of the length of annual vacation.

(b)   As of the Effective Time, CTBI shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to new employees of CTBI.  With respect to any “M&A qualified beneficiary” of LaFollette Bank within the meaning of Treas. Reg. § 4980B-9 Q&A 4, continuation coverage under COBRA shall be furnished under a group health plan sponsored by CTBI.

(c)   As of the Effective Time, each Continuing Employee shall be eligible to participate in CTBI’s 401(k) plan and employee stock ownership plan with full credit for prior service with LaFollette Corporation for purposes of eligibility and vesting.  CTBI, after reviewing LaFollette Corporation’s 401(k) plan and accompanying disclosures, within a reasonable time after such review, reserves the right to require LaFollette Corporation to obtain a fiduciary audit of the investment option available under such LaFollette Corporation 401(k) Plan and to terminate the LaFollette Corporation 401(k) plan (and to file for a determination letter from the IRS on such termination) prior to the Effective Time.  If, after reviewing LaFollette Corporation’s 401(k) plan and accompanying disclosures or fiduciary audit report, CTBI does not exercise such right to require termination, CTBI shall cause the LaFollette Corporation 401(k) plan to be merged into the CTBI 401(k) plan as soon as administratively practicable after the Effective Time.

6.3   Adverse Actions.  CTBI shall not knowingly take any action that is intended or is reasonably likely to result in:  (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.2(b); (ii) any of the conditions to the Share Exchange set forth in Section 7 not being satisfied; (iii) a material violation of any provision of this Agreement; or (iv) a material delay in the consummation of the Share Exchange except, in each case, as may be required by applicable law or regulation.

6.4   Severance Payments.  Each full-time LaFollette Corporation or LaFollette Bank employee who is terminated or given notice of termination at the Effective Time shall receive a severance payment equal to four (4) weeks of regular salary, plus one (1) week of regular salary for each year of employment with LaFollette Corporation or LaFollette Bank, which shall be payable as a lump sum after withholding all applicable Federal, state and local taxes.  Such terminated LaFollette Corporation or LaFollette Bank employees also shall be entitled to any accrued, unused vacation.  With respect to any such LaFollette Corporation or LaFollette Bank employees who elect continuation coverage under COBRA, CTBI shall pay any COBRA premiums for the first three (3) months of such continuation coverage.

6.5   Advisory Board.  CTBI will establish an advisory board (“Advisory Board”) with respect to the former LaFollette Bank to facilitate service to the local community.  All directors of LaFollette Bank, as of the Effective Time shall be invited to serve on the Advisory Board.  The Advisory Board shall meet not less often than quarterly to advise the LaFollette area branches and the market president in a non-fiduciary capacity with respect to the branches’ community activities and affairs, customer relations, local community needs, concerns and service opportunities, local charitable activities and opportunities for business development, including customer referrals.

7.   Conditions Precedent to The Share Exchange.

7.1   CTBI.  The obligation of CTBI to consummate the Share Exchange is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by CTBI:

(a)   Representations and Warranties at Effective Time.  Each of the representations and warranties of LaFollette Corporation and LaFollette Bank contained in this Agreement shall be true, accurate and correct in all material respects (except for those representations and warranties which are qualified by materiality, which shall be true, accurate and correct in all respects) at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).

(b)   Covenants.  Each of the covenants and agreements of LaFollette Corporation and LaFollette Bank shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)   Deliveries at Closing.  CTBI shall have received from LaFollette Corporation at the Closing the items and documents, in form and content reasonably satisfactory to CTBI, set forth in Section 9.2 hereof.

(d)   Regulatory Approvals.  All regulatory approvals required to consummate the Share Exchange and other transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of CTBI reasonably determines in good faith would:  (i) following the Effective Time, have a Material Adverse Effect on LaFollette Corporation; or (ii) materially reduce the benefits of the transactions contemplated hereby to such a degree that CTBI would, in CTBI’s judgment, not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(e)   No Material Adverse Effect.  Since December 31, 2009, no Material Adverse Effect shall have occurred with respect to LaFollette Corporation.

(f)   Dissenters Rights.  Holders who properly exercise dissenter’s rights pursuant to the TBCA, if any, shall not be the holders in the aggregate of more than 10% of the outstanding shares of LaFollette Corporation Common Stock.

(g)   Shareholder Approval.  The shareholders of LaFollette Corporation shall have approved and adopted this Agreement and the Share Exchange as required by applicable law and its Articles of Incorporation and Bylaws.

(h)   Core Deposits.  From the date of this Agreement through the Closing date, LaFollette Bank’s Core Deposits shall be equal to at least ninety percent (90%) of the Core Deposits on the last day of the month prior to the date of this Agreement.  “Core Deposits” shall mean the LaFollette Bank’s deposit liabilities less certificates of deposit in excess of $100,000 excluding time deposits that are “brokered” and out of market deposits, which includes internet deposits and public funds.

(i)   Officers’ Certificate.  LaFollette Corporation shall have delivered to CTBI a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that:  (i) the representations and warranties of LaFollette Corporation and LaFollette Bank contained in Section 3 are true, accurate and correct in all material respects on (except for those representations and warranties which are qualified by materiality, which shall be true, accurate and correct in all respects) and as of the Effective Time, subject to the standard specified in Section 7.1(a) above; (ii) all the covenants of LaFollette Corporation and LaFollette Bank have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) LaFollette Corporation and LaFollette Bank have satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(j)   Regulatory Certificates.  CTBI shall have received from LaFollette Corporation or LaFollette Bank the following:

(1)   a Certificate of the Tennessee Secretary of State to the effect that LaFollette Corporation is a Tennessee corporation which is validly existing and in good standing under the laws of the state of Tennessee;

(2)   a Certificate of the Federal Reserve to the effect that LaFollette Corporation is duly registered as a bank holding company under the BHC Act;

(3)   a Certificate of the Comptroller of the Currency that LaFollette Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States; and

(4)   a Certificate of the FDIC to the effect that all eligible accounts of deposit in LaFollette Bank are insured by the FDIC, to the fullest extent permitted by law.

(k)   Fairness Opinion.  LaFollette Corporation’s investment banker, Professional Bank Services, Inc., shall have issued (as of a date not later than the mailing date of the proxy statement relating to the Share Exchange to be mailed to the shareholders of LaFollette Corporation) its fairness opinion stating that the Purchase Price relating to the Share Exchange is fair to the shareholders of LaFollette Corporation from a financial point of view and such fairness opinion shall not have been withdrawn prior to the Closing.

(l)   Releases.  CTBI shall have received a written release (in form and substance satisfactory to CTBI) from each of the officers listed in Exhibit F hereto and directors of LaFollette Corporation and LaFollette Bank, which releases CTBI, Community Trust, LaFollette Corporation and LaFollette Bank and their respective officers, directors, agents, attorneys, representatives, successors and assigns from any and all claims, known or unknown, contingent or direct, other than claims arising under this Agreement and the other transactions contemplated hereby, and claims arising out of moneys on deposit or compensation accrued but not yet payable as reflected on the books and records of LaFollette Corporation and LaFollette Bank, which he or she may have against CTBI, Community Trust LaFollette Corporation or LaFollette Bank as of the Effective Time.

(m)   Loan Loss Reserve.  LaFollette Corporation and LaFollette Bank shall have complied and continued to comply with the requirements of Section 5.7 of this Agreement.

(n)   Material Proceedings.  None of CTBI, LaFollette Corporation or LaFollette Bank, or any subsidiary of CTBI, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Share Exchange or any of the other transactions contemplated hereby, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement, the Share Exchange or any of the other transactions contemplated hereby or seeking to prevent the completion of the Share Exchange or any of the other transactions contemplated hereby.

(o)   Non-Compete Agreements.  The Non-Compete Agreements must be in full force and effect and must not have been challenged or deemed invalid by any court, Governmental Authority or otherwise in any jurisdiction.

7.2   LaFollette Corporation.  The obligation of LaFollette Corporation to consummate the Share Exchange is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by LaFollette Corporation:

(a)   Representations and Warranties at Effective Time.  Each of the representations and warranties of CTBI contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).

(b)   Covenants.  Each of the covenants and agreements of CTBI shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)   Deliveries at Closing.  LaFollette Corporation shall have received from CTBI at the Closing the items and documents, in form and content reasonably satisfactory to LaFollette Corporation, listed in Section 9.1 hereof.

(d)   Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(e)   Shareholder Approval.  The shareholders of LaFollette Corporation shall have approved and adopted this Agreement as required by applicable law and LaFollette Corporation’s Articles of Incorporation and Bylaws.

(f)   Officers’ Certificate.  CTBI shall have delivered to LaFollette Corporation a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of CTBI contained in Section 4 are true, accurate and correct in all material respects on and as of the Effective Time, subject to the standard specified in Section 7.2(a) above; (ii) all the covenants of CTBI have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) CTBI has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(g)   Fairness Opinion.  LaFollette Corporation’s investment banker, Professional Bank Services, Inc., shall have issued (as of a date not later than the mailing date of the proxy statement relating to the Share Exchange to be mailed to the shareholders of LaFollette Corporation) its fairness opinion stating that the Share Exchange Consideration relating to the Share Exchange is fair to the shareholders of LaFollette Corporation from a financial point of view.

(h)   Material Proceedings.  None of CTBI, LaFollette Corporation or LaFollette Bank, or any subsidiary of CTBI, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Share Exchange or any of the other transactions contemplated hereby, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement, the Share Exchange or any of the other transactions contemplated hereby or seeking to prevent the completion of the Share Exchange or any of the other transactions contemplated hereby.

8.   Termination of Share Exchange.

8.1   Manner of Termination.  This Agreement and the Share Exchange may be terminated at any time prior to the Effective Time by written notice delivered by CTBI to LaFollette Corporation and LaFollette Bank, or by written notice delivered by LaFollette Corporation and LaFollette Bank to CTBI, as follows:

(a)   By CTBI, LaFollette Corporation or LaFollette Bank, if:

(1)   the Share Exchange contemplated by this Agreement has not been consummated by November 30, 2010 (or such later date as LaFollette Corporation, LaFollette Bank and CTBI may agree to in writing); provided, however, that a party hereto in willful breach of or willful default hereunder shall have no right to terminate this Agreement pursuant to this Section 8.1(a)(1); or

(2)   the respective Boards of Directors of CTBI, LaFollette Corporation and LaFollette Bank mutually agree to terminate this Agreement.

(b)   By CTBI if:

(1)   at any time prior to the Effective Time, CTBI’s Board of Directors so determines, in the event of either:

(A)   a breach by LaFollette Corporation or LaFollette Bank of any representation or warranty contained herein that would be reasonably likely, individually or in the aggregate with other breaches to result in a Material Adverse Effect, unless the breach is cured within thirty (30) days from the giving of written notice to LaFollette Corporation or LaFollette Bank of such breach and the same does not result in a Material Adverse Effect; or

(B)   a breach by LaFollette Corporation or LaFollette Bank of any of the covenants or agreements contained herein that would be reasonably likely, individually or in the aggregate with other breaches to result in a Material Adverse Effect, unless the breach is cured within thirty (30) days from the giving of written notice to LaFollette Corporation or LaFollette Bank of such breach and the same does not result in a Material Adverse Effect; or

(2)   there has been a Material Adverse Effect in the business, assets, capitalization, financial condition or results of operations of LaFollette Corporation or LaFollette Bank as of the Effective Time, as compared to that in existence as of the date of this Agreement; or

(3)   LaFollette Corporation’s Board of Directors, after receiving an Acquisition Transaction proposal from a third party, has withdrawn, modified or changed its approval or recommendation of this Agreement and approved or recommended an Acquisition Transaction with a third party; or

(4)   LaFollette Corporation fulfills the requirements of Section 5.1 hereof but the shareholders of LaFollette Corporation do not approve and adopt the Share Exchange and this Agreement; or

(5)   CTBI elects to exercise its right of termination pursuant to Section 5.14.

(c)   By LaFollette Corporation or LaFollette Bank, if:

(1)   at any time prior to the Effective Time, LaFollette Corporation’s Board of Directors or LaFollette Bank’s Board of Directors so determines, a breach by CTBI of any representation or warranty, or any of the covenants or agreements contained herein that would be reasonably likely, individually or in the aggregate with other breaches to result in a material adverse effect on CTBI such that CTBI would not be able to pay the Purchase Price as set forth in this Agreement, unless the breach is cured within thirty (30) days from the giving of written notice to CTBI of such breach.

(2)   LaFollette Corporation fulfills the requirements of Section 5.1 hereof but the shareholders of LaFollette Corporation do not approve and adopt the Share Exchange and this Agreement; or

(3)   LaFollette Corporation elects to exercise its right of termination pursuant to Section 5.8(b).

8.2   Effect of Termination.  Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of CTBI, LaFollette Corporation or LaFollette Bank and their respective directors, officers, employees, agents and shareholders, except as provided in compliance with:  (i) the confidentiality provisions of this Agreement set forth in Section 5.11 hereof; and (ii) the payment of expenses set forth in Section 10.11 hereof, provided, however, that termination will not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination; and (iii) the payment of the Termination Fee as provided by Section 8.3 hereof.  The obligation to pay the Termination Fee in accordance with Section 8.3 hereof will survive any termination of this Agreement.

8.3   Termination Fee.

(a)   In recognition of the efforts, expenses and other opportunities foregone by CTBI while structuring and pursuing the Share Exchange, the Parties agree that a termination fee and/or out-of-pocket expenses up to the amounts set forth below (collectively, the “Termination Fee”) shall be paid by LaFollette Corporation as indicated below:

(1)   If (i) this Agreement is terminated by CTBI either (A) pursuant to Section 8.1(b)(1) as a result of LaFollette Corporation or LaFollette Bank willfully and intentionally breaching any of its representations, warranties or covenants in this Agreement; (B) pursuant to Section 8.1(b)(3); (C) pursuant to Section 8.1(b)(4), and within twelve (12) months of such termination, LaFollette Corporation or LaFollette Bank enters into a definitive agreement for an Acquisition Transaction with a third party or (D) pursuant to Section 8.1(a)(1) as a result of the willful and intentional failure of LaFollette Corporation or LaFollette Bank to fulfill the conditions set forth in Section 7.1; or (ii) this Agreement is terminated by LaFollette Corporation or LaFollette Bank pursuant to:  (A) Section 8.1(c)(3); or (B) pursuant to Section 8.1(c)(2), and within twelve (12) months of such termination, LaFollette Corporation or LaFollette Bank enters into a definitive agreement for an Acquisition Transaction with a third party; or (C) pursuant to Section 8.1(a)(1), and within twelve (12) months of such termination, LaFollette Corporation or LaFollette Bank enters into a definitive agreement for an Acquisition Transaction with a third party; then in any such case, LaFollette Corporation shall pay a Termination Fee to CTBI equal to SEVEN HUNDRED THOUSAND U.S. DOLLARS ($700,000) plus its documented internal and external out-of-of pocket expenses up to TWO HUNDRED FIFTY THOUSAND U.S. DOLLARS ($250,000).

(2)   If this Agreement is terminated by CTBI other than as contemplated by Section 8.3(a)(1) pursuant to:  (i) Section 8.1(a)(1); (ii) Section 8.1(b)(1); (iii) Section 8.1(b)(2); (iv) Section 8.1(b)(4); or (v) Section 8.1(b)(5), then LaFollette Corporation shall pay a Termination Fee to CTBI equal to its documented internal and external out-of-pocket expenses up to TWO HUNDRED FIFTY THOUSAND U.S. DOLLARS ($250,000).

(b)   The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CTBI would not have entered into this Agreement and such an amount does not constitute a penalty or liquidated damages in the event of a breach of this Agreement by LaFollette Corporation or LaFollette Bank.  Accordingly, if LaFollette Corporation fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, CTBI commences an action which results in a judgment against LaFollette Corporation for the Termination Fee, LaFollette Corporation shall pay to CTBI its costs and expenses (including attorneys’ fees and expenses) in connection with such action, together with interest on the amount of the Termination Fee at the rate of six percent (6%) per annum.  If LaFollette Corporation is required to pay a Termination Fee under Section 8.3(a)(1), upon such payment, LaFollette Corporation shall have no further liability to CTBI for any breach of this Agreement resulting in the requirement to pay the Termination Fee.  If LaFollette Corporation pays a Termination Fee to CTBI pursuant to Section 8.3(a)(2), CTBI shall remain entitled to receive a Termination Fee pursuant to Section 8.3(a)(1) in the event that one or more of the conditions of Section 8.3(a)(1) are met; provided, however, that the amount previously paid by LaFollette Corporation pursuant to Section 8.3(a)(2) to CTBI shall be fully credited against the Termination Fee due pursuant to Section 8.3(a)(1).

(c)   Any payment of the Termination Fee by LaFollette Corporation pursuant to this Section 8.3 shall be made within two (2) Business Days after termination of this Agreement or two (2) Business Days after entry into a definitive agreement for the Acquisition Transaction which triggered the Termination Fee, as applicable.  The payment of the Termination Fee shall be made by wire transfer of immediately available funds.

(d)   If the Termination Fee required by this Section 8.3 shall be held unenforceable or illegal due to the amount of such Termination Fee by any court, arbitrator or Governmental Authority, then the amount of such Termination Fee shall be reduced to the maximum amount enforceable under the law.

9.   Closing Deliveries.

9.1   CTBI Deliveries.  At the Closing, CTBI will deliver to LaFollette Corporation the following:

(a)   the officers’ certificate contemplated by Section 7.2(f) hereof;

(b)   copies of all approvals by Governmental Authorities necessary to consummate the Share Exchange;

(c)   copies of the resolutions adopted by the Board of Directors of CTBI certified by the Secretary of CTBI relative to the approval of this Agreement and the Share Exchange;

(d)   such other documents as LaFollette Corporation or its legal counsel may reasonably request; and

(e)   a legal opinion of counsel for CTBI.

9.2   LaFollette Corporation Deliveries.  At the Closing, LaFollette Corporation and LaFollette Bank will deliver to CTBI the following:

(a)   the officers’ certificate contemplated by Section 7.1(i) hereof;

(b)   copies of the resolutions adopted by the Board of Directors and shareholders of LaFollette Corporation certified by the Secretary of LaFollette Corporation relative to the approval of this Agreement and the Share Exchange and a copy of resolutions adopted by the Board of Directors and shareholder of LaFollette Bank certified by the Secretary of LaFollette Bank relative to the approval of this Agreement.

(c)   the fairness opinion required by Sections 7.1(k) and 7.2(g) hereof;

(d)   such other documents as CTBI or its legal counsel may reasonably request; and

(e)   a legal opinion of counsel for LaFollette Corporation and LaFollette Bank in a form reasonably acceptable to CTBI.

10.   Miscellaneous.

10.1   Effective Agreement.  This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective Parties hereto under this Agreement may be assigned by any Party hereto without the prior written consent of the other Parties hereto.  The representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the Parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other persons, except for Sections 5.17, 6.2 and 6.4 and hereof (which are intended for the benefit of those present and former officers and directors of LaFollette Corporation and LaFollette Bank affected thereby and may be enforced by such persons).

10.2   Waiver; Amendment.

(a)   The Parties hereto may by an instrument in writing:  (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other Parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other Parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other Parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the non-satisfaction or non-fulfillment of which is a condition to the right of the Party so waiving to consummate the Share Exchange.  The waiver by any Party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b)   This Agreement may be amended, modified or supplemented only by a written agreement executed by the Parties hereto.

10.3   Notices.  All notices, requests and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid as follows:

If to CTBI:	With a copy to (which will not constitute notice):
Community Trust Bancorp, Inc. 346 N. Mayo Trail Pikeville, KY 41502 ATTN: Jean R. Hale, Chairman, President and Chief Executive Officer Telephone: (606) 437-3294 Fax: (606) 433-4876
Greenebaum Doll & McDonald pllc
3500 National City Tower
101 S. Fifth Street
Louisville, KY 40202
ATTN:  Ivan M. Diamond and June N. King
Telephone:  (502) 587-3534 and (502) 587-3637
Fax:  (502) 540-2134 and (502) 540-2202

If to LaFollette Corporation or LaFollette Bank:	With a copy to (which will not constitute notice):
Lafollette First National Corporation 106 S. Tennessee Ave. LaFollette, TN 37766 ATTN: Marvin L. Minton President and Chief Executive Officer Telephone: (423) 562-3364 ext. 7801 Fax: (423) 562-3529	Miller & Martin PLLC Suite 1200, One Nashville Place 150 Fourth Avenue North Nashville, TN 37219 ATTN: Mary Neil Price Telephone: (615) 744-8480 Fax: (615) 256-8197

or such substituted address or person as any of them have given to the other in writing.  All such notices, requests or other communications shall be effective:  (i) if delivered by hand, when delivered; (ii) if mailed in the manner provided herein, five (5) Business Days after deposit with the United States Postal Service; and (iii) if delivered by overnight express delivery service, on the next Business Day after deposit with such service.

10.4   Headings.  The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

10.5   Severability.  If a court or Governmental Authority, in any proceeding holds any provision of this Agreement or its application to any person, Party or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons, Parties or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the Parties’ essential objectives as expressed in this Agreement.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that the court or Governmental Authority add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the Parties to the greatest extent possible.

10.6   Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  Any signature page delivered by facsimile or email shall be binding to the same extent as an original.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto.

10.7   Governing Law; Enforcement; Specific Performance.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky and applicable Federal laws, without regard to principles of conflicts of law, except with regard to those provisions of this Agreement which are specifically governed by the laws of the State of Tennessee.  The Parties hereto hereby agree that all claims, actions, suits and proceedings between the Parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit Court of Jefferson County, Kentucky or the United States District Court for the Western District of Kentucky.  In connection with the foregoing, the Parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity.

10.8   Waiver Of Jury Trial.  Each of the Parties hereby waives trial by jury in any judicial proceeding involving, directly, in any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement or the agreements and other transactions contemplated hereby.

10.9   Entire Agreement.  This Agreement and the Exhibits hereto and the Confidentiality Agreement, dated April 14, 2010 (“Confidentiality Agreement”), supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the Parties hereto relating to the Share Exchange or other transactions contemplated hereby and constitute the entire agreement between the Parties hereto, except as otherwise provided herein.  Upon the execution of this Agreement by all the Parties hereto, any and all other prior writings of either Party relating to the Share Exchange and the other transactions contemplated hereby, will terminate and will be rendered of no further force or effect, except for the Confidentiality Agreement.  The Parties hereto agree that each Party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

10.10   Survival of Representations, Warranties or Covenants.  Except as set forth in the following sentence, none of the representations, warranties or covenants of the Parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter CTBI, LaFollette Corporation, LaFollette Bank, and all the respective directors, officers and employees of CTBI, LaFollette Corporation and LaFollette Bank will have no further liability with respect thereto.  The covenants contained in Sections 5.9, 5.12, 8, 10.7, 10.8, 10.9, 10.10 and 10.11 shall survive termination of this Agreement.  The covenants contained in Sections 5.9, 5.12, 5.17, 6.2, 6.4, 10.5, 10.7, 10.8, 10.9, 10.10 and 10.11 shall survive the Effective Time.

10.11   Expenses.  Except as provided elsewhere in this Agreement (including Section 8.3 hereof), each Party to this Agreement shall pay its own expenses incidental to the Share Exchange and other transactions contemplated hereby.

10.12   Certain References.  Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders.  Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not Business Days.  The term “Business Day” will mean any day except Saturday and Sunday when Community Trust Bank, in Pikeville, Kentucky, is open for the transaction of business.

10.13   Disclosure Schedules.  The mere inclusion of an item in a Party’s Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by such Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.  Further, while each Party will use commercially reasonable efforts to specifically reference each Section of this Agreement under which such disclosure is made pursuant to such Party’s Disclosure Schedule, any information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section of this Agreement in such Party’s Disclosure Schedule unless it is reasonably apparent the disclosed information relates to another Section or Sections of this Agreement notwithstanding the absence of a specific cross-reference.

10.14   No Presumption Against Drafting Party.  Each Party to this Agreement acknowledges that each Party has been represented by counsel in connection with this Agreement and the contemplated transactions and has participated in the negotiation and drafting of this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived, and if a question of intent arises no presumptions or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any specific provision.

[Signatures Appear on the Following Page]

In Witness Whereof, CTBI, LaFollette Corporation and LaFollette Bank have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

COMMUNITY TRUST BANCORP, INC.

Date: June 8, 2010	By:	/s/ Jean R. Hale
Jean R. Hale
Chairman, President and Chief Executive Officer ("CTBI")

LaFOLLETTE FIRST NATIONAL CORPORATION

Date: June 8, 2010	By:	/s/ Marvin L. Minton
Marvin L. Minton
President and Chief Executive Officer ("LaFollette Corporation")

FIRST NATIONAL BANK OF LaFOLLETTE

Date: June 8, 2010	By:	/s/ Marvin L. Minton
Marvin L. Minton
President and Chief Executive Officer ("LaFollette Bank")

[Signature Page of Agreement and Plan Of Share Exchange]